Exhibit 99.1

SOLARWINDS ANNOUNCES CHANGES IN COMPANY’S FINANCIAL LEADERSHIP

Michael Berry to leave SolarWinds for High Tech Company; Internal Promotions to Fill and Expand Financial Leadership Role

AUSTIN, TX – August 21, 2013 – SolarWinds, Inc. (NYSE: SWI), a leading provider of powerful IT management software, today announced that Michael Berry, executive vice president and Chief Financial Officer, will leave the company to take a CFO position at a high tech growth company. Berry will remain CFO of SolarWinds through October 1, 2013, while transitioning his role. After October 1, 2013, Mr. Berry will continue to assist SolarWinds with the preparation and reporting of the company’s third quarter 2013 results as well as the transition of his responsibilities.

“Mike Berry is an extremely talented finance executive whose contributions have brought tremendous value to SolarWinds during a period of growth and evolution. As a result of his leadership and guidance, we have an incredibly strong financial foundation, which will continue to serve the company, his successors and our stakeholders moving forward,” said Kevin Thompson, SolarWinds’ President and Chief Executive Officer.

“When I joined SolarWinds in 2010, I was tremendously impressed with the resiliency of the model, the commitment of its people, and the opportunities that lay ahead for the company. Three years later, I maintain a strong belief that SolarWinds is uniquely positioned in the IT management marketplace and has the opportunity to continue to disrupt the status quo in enterprise software,” said Berry. “It has been a privilege to contribute to SolarWinds’ success and to work with this team to build what we believe is a best in class finance function and company.”

Effective October 1, 2013, SolarWinds will promote two key leaders from within the organization to fill and expand the financial leadership role. Jason Ream, currently vice president of Growth Strategy, will be named Executive Vice President Finance and CFO with responsibility for SolarWinds’ corporate growth strategy, M&A activity and Investor Relations. J. Barton Kalsu, currently Chief Accountant and SVP of Finance, will serve as SolarWinds’ Executive Vice President Finance and Chief Accounting Officer. Mr. Ream and Mr. Kalsu will report directly to SolarWinds CEO Kevin Thompson.

Added Thompson, “We are in the enviable position of having a very deep and talented financial and operational leadership team combined with Mike’s ongoing commitment, and, as a result, believe that this transition will be smooth and productive. Jason Ream and Bart Kalsu, together, bring a wealth of SolarWinds knowledge and previous experience that we believe will allow us to achieve even more from our financial organization as we expand the scope of the team’s involvement in all aspects of our growth strategy.”

Jason Ream has served in a number of strategic roles for SolarWinds since joining the company just prior to its successful 2009 IPO. Mr. Ream joined SolarWinds in April 2009 as Vice President, Business Development and Investor Relations. Since then, Mr. Ream served in an operational role as Vice President, Tools leading the integration of DameWare, which was acquired by

SolarWinds in December 2011. More recently, Mr. Ream has been instrumental in expanding SolarWinds’ market opportunities by guiding the company’s M&A activity. Prior to joining SolarWinds, Mr. Ream worked for J.P. Morgan as an Executive Director in investment banking working with software companies from July 2006 to January 2009. From July 1999 to July 2006, he held various roles in investment banking at UBS, Piper Jaffray and Credit Suisse First Boston. He holds an A.B. in Mathematics from Amherst College.

Bart Kalsu joined the company as Chief Accountant and Vice President, Finance in August 2007 and has been responsible for managing the company’s financial operations for the past six years. He was promoted to Senior Vice President, Finance and Chief Accountant in 2011. Prior to joining SolarWinds, Mr. Kalsu worked for JPMorgan Chase Bank as Vice President, Commercial Banking, from June 2005 until August 2007. From April 2002 until June 2005, Mr. Kalsu worked for Red Hat, Inc. as Senior Director of Finance. He also worked in public accounting with Arthur Andersen from January 1990 to January 2002. He holds a B.S. in Accounting from Oklahoma State University.

About SolarWinds

SolarWinds (NYSE: SWI) provides powerful and affordable IT management software to customers worldwide from Fortune 500 enterprises to small businesses. In all of our market areas, our approach is consistent. We focus exclusively on IT Pros and strive to eliminate the complexity that they have been forced to accept from traditional enterprise software vendors. SolarWinds delivers on this commitment with unexpected simplicity through products that are easy to find, buy, use and maintain while providing the power to address any IT management problem on any scale. Our solutions are rooted in our deep connection to our user base, which interacts in our thwack® online community to solve problems, share technology and best practices, and directly participate in our product development process. Learn more today at http://www.solarwinds.com.

SolarWinds, SolarWinds & Design, DameWare and thwack are registered trademarks of SolarWinds. All other SolarWinds marks are the exclusive property of SolarWinds, may be pending registration with the U.S. Patent and Trademark Office, and may be registered or pending registration in other countries. Any other company and product names mentioned are used only for identification purposes and may be trademarks or registered trademarks of their respective companies.

Copyright © 2013 SolarWinds Worldwide, LLC. All rights reserved.

CONTACTS:

Investors:	Media:
Dave Hafner	Tiffany Nels
Phone: 512.682.9867	Phone: 512.682.9545
ir@solarwinds.com	pr@solarwinds.com